Exhibit 99.1

Oceaneering Reports First Quarter 2025 Results

HOUSTON, April 23, 2025 – Oceaneering International, Inc. ("Oceaneering") (NYSE:OII) today reported first quarter 2025 results.

•Revenue of $675 million, a 13% increase year over year
•Operating income of $73.5 million, a 100% increase year over year
•Net income of $50.4 million, a 233% increase year over year
•Adjusted EBITDA of $96.7 million, a 57% increase year over year, which has not been adjusted for a $10.4 million inventory reserve taken in our Manufactured Products segment
•Cash flow used in operating activities of $(80.7) million and free cash flow of $(107) million, with an ending cash position of $382 million
•Share repurchases of 479,154 for approximately $10.0 million

Rod Larson, President and Chief Executive Officer of Oceaneering, stated, "Oceaneering outperformed expectations this quarter due to resilient utilization of remotely operated vehicles (ROVs), and strong vessel activity predominately in the Gulf of Mexico and West Africa. We generated adjusted EBITDA of $96.7 million, exceeding both our guidance range and consensus estimates for the quarter. Compared to the same quarter last year, our consolidated first quarter 2025 operating income doubled on a 13% increase in revenue, driven by strong performances from our Subsea Robotics (SSR) and Offshore Projects Group (OPG) segments. In addition, our Aerospace and Defense Technologies (ADTech) segment was awarded the largest initial contract in Oceaneering's history, which is foundational to our 2025 guidance for significant growth in this segment. On behalf of our leadership team, I want to thank our Oceaneers worldwide who made these results possible."

Updated 2025 guidance

Mr. Larson continued, "We reiterate our prior full-year 2025 guidance of EBITDA in the range of $380 million to $430 million. As discussed during our fourth quarter 2024 earnings call, we lowered the bottom end of our guidance range to $380 million, in acknowledgment of potential market uncertainties. Given our strong start to 2025, we still believe this range is appropriate, even with recent market developments."

Full-year 2025 consolidated and segment guidance remains the same as provided in the fourth quarter 2024 earnings release and call, with the addition that the Manufactured Products book-to-bill ratio is expected to be in the range of 0.9 to 1.0 for the full year.

First Quarter 2025 Segment Results

As compared to the first quarter of 2024:

•SSR operating income improved 35% to $59.6 million on a 10% increase in revenue. EBITDA margin expanded to 35%, representing a year-over-year improvement of 413 basis points. ROV fleet utilization was 67% and ROV revenue per day utilized was $10,788, reflecting year-over-year improvements.
•Manufactured Products operating income of $8.7 million declined 34% on a 4% increase in revenue, with operating income margin declining year over year to 6%. These results were impacted by a $10.4 million adjustment taken during the quarter related to an inventory reserve associated with our theme park ride business. Backlog was $543 million on March 31, 2025, a

9% decrease compared with the same period in 2024. The book-to-bill ratio was 0.90 for the 12-month period ending on March 31, 2025.
•OPG results improved significantly year over year, due to the continuation of international projects that commenced in the fourth quarter of 2024, improved vessel utilization in the Gulf of Mexico, and the reduction in drydock costs and the associated loss of vessel days that impacted the first quarter of 2024. Operating income grew to $35.7 million, revenue increased to $165 million, and operating income margin expanded to 22%.
•Integrity Management and Digital Solutions (IMDS) operating income of $3.5 million, operating income margin of 5%, and revenue of $71.4 million were relatively flat.
•ADTech revenue was relatively flat at $97.2 million. Operating income decreased $2.1 million to $10.7 million and operating income margin declined to 11%, due to readiness costs to enable our role as a prime contractor on the recently announced large contract award.
•At the corporate level, Unallocated Expenses of $44.6 million were in line with guidance for the quarter.

Second Quarter 2025 Guidance

As compared to the second quarter of 2024, consolidated second quarter 2025 revenue is expected to increase and EBITDA is projected to increase to be in the range of $95 million to $105 million.

At the segment level, for the second quarter of 2025, as compared to the second quarter of 2024:

•SSR revenue and operating profitability are expected to increase.
•Manufactured Products revenue is projected to be relatively flat and operating profitability is expected to improve.
•OPG revenue is forecasted to be relatively flat and operating profitability is forecast to improve significantly.
•IMDS revenue is expected to be relatively flat and operating profitability is expected to improve.
•ADTech revenue is projected to increase and operating profitability is projected to improve significantly.
•Unallocated Expenses are expected to be in the $45 million range.

Non-GAAP Financial Measures

Adjusted net income (loss) and earnings (loss) per share; EBITDA and adjusted EBITDA on a consolidated and on a segment basis (as well as EBITDA and adjusted EBITDA margins); and free cash flow are non-GAAP measures that exclude the impacts of certain identified items. Reconciliations to the corresponding GAAP measures are shown in the tables Adjusted Net Income (Loss) and Diluted Earnings (Loss) per Share (EPS), EBITDA and Adjusted EBITDA and Margins, Free Cash Flow, 2025 Consolidated EBITDA and Free Cash Flow Estimates, and EBITDA and Adjusted EBITDA and Margins by Segment. These tables are included below under the caption Reconciliations of Non-GAAP to GAAP Financial Information.

Conference Call Details

Oceaneering has scheduled a conference call and webcast on Thursday, April 24, 2025 at 10:00 a.m. Central Time, to discuss its results for the first quarter of 2025 and guidance for the second quarter and full year of 2025. Interested parties may listen to the call through a webcast link posted in the Investor Relations section of Oceaneering's website. A replay of the conference call will be made available on the website approximately two hours following the conclusion of the live call.

Forward-Looking Statements

This release contains "forward-looking statements," as defined in the Private Securities Litigation Reform Act of 1995, including, without limitation, statements as to the expectations, beliefs, future expected business, and financial performance and prospects of Oceaneering. More specifically, the forward-looking statements in this press release include the statements concerning Oceaneering’s: full-year 2025 guidance range for net income, consolidated EBITDA, free cash flow generation, capital expenditures, and Manufactured Products book-to-bill ratio; second quarter 2025 guidance for consolidated revenue and consolidated EBITDA; second quarter 2025 guidance for revenue and operating profitability by segment and for Unallocated Expenses; and the characterization, whether positive or otherwise, of market fundamentals, conditions, and dynamics, robotics markets, offshore energy activity levels (including by geographic location), pricing levels, day rates, ROV days utilized, average ROV revenue per day utilized, vessel utilization, growth, bidding activity, outlook, performance, opportunities, and future financials, including as increasing, favorable, positive, encouraging, improving, seasonal, strong, supportive, robust, meaningful, healthy, or significant (which is used herein to indicate a change of 20% or greater).

The forward-looking statements included in this release are based on Oceaneering's current expectations and are subject to certain risks, assumptions, trends, and uncertainties that could cause actual results to differ materially from those indicated by the forward-looking statements. Factors that could cause actual results to differ materially include: factors affecting the level of activity in the oil and gas industry, including worldwide demand for and prices of oil and natural gas, oil and natural gas production growth, and the supply and demand of offshore drilling rigs; the indirect consequences of climate change and climate-related business trends; actions by members of OPEC and other oil exporting countries; decisions about offshore developments to be made by oil and gas exploration, development, and production companies; the use of subsea completions and our ability to capture associated market share; general economic and business conditions and industry trends and uncertainty, including those related to tariffs and retaliatory tariffs; the strength of the industry segments in which we are involved; cancellations of contracts, change orders, and other contractual modifications, force majeure declarations, and the exercise of contractual suspension rights and the resulting adjustments to our backlog; collections from our customers; our future financial performance, including as a result of the availability, terms, and deployment of capital; the consequences of significant changes in currency exchange rates; the volatility and uncertainties of credit markets; changes in data privacy and security laws, regulations, and standards; changes in tax laws, regulations, and interpretation by taxing authorities; changes in, or our ability to comply with, other laws and governmental regulations, including those relating to the environment; the continued availability of qualified personnel; our ability to obtain raw materials and parts on a timely basis and, in some cases, from limited sources; operating risks normally incident to offshore exploration, development, and production operations; hurricanes and other adverse weather and sea conditions; cost and time associated with drydocking of our vessels; the highly competitive nature of our businesses; adverse outcomes from legal or regulatory proceedings; the risks associated with integrating businesses we acquire; rapid technological changes; and social, political, military, and economic situations in foreign countries where we do business and the possibilities of civil disturbances, war, other armed conflicts, or terrorist attacks. For a more complete discussion of these and other risk factors, please see Oceaneering’s latest annual report on Form 10-K and subsequent quarterly reports on Form 10-Q filed with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements. Except to the extent required by applicable law, Oceaneering undertakes no obligation to update or revise any forward-looking statement.

About Oceaneering
Oceaneering is a global technology company delivering engineered services and products and robotic solutions to the offshore energy, defense, aerospace, and manufacturing industries.
For more information, please visit www.oceaneering.com.

Contact:

investorrelations@oceaneering.com

Hilary Frisbie
Senior Director, Investor Relations
Oceaneering International, Inc.
713-329-4755
- Tables follow on next page -

OCEANEERING INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

		Mar 31, 2025	Dec 31, 2024
		(in thousands)
ASSETS
Current assets (including cash and cash equivalents of $381,984 and $497,516)		$1,335,606	$1,387,896
Net property and equipment		431,935	420,098
Other assets		507,482	528,353
Total Assets		$2,275,023	$2,336,347

LIABILITIES AND EQUITY
Current liabilities		$706,424	$796,938
Long-term debt		483,312	482,009
Other long-term liabilities		306,159	337,078
Equity		779,128	720,322
Total Liabilities and Equity		$2,275,023	$2,336,347

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended
	Mar 31, 2025	Mar 31, 2024	Dec 31, 2024
	(in thousands, except per share amounts)

Revenue	$674,523	$599,092	$713,450
Cost of services and products	539,512	506,708	571,513
Gross margin	135,011	92,384	141,937
Selling, general and administrative expense	61,539	55,691	64,057
Operating income (loss)	73,472	36,693	77,880
Interest income	3,644	3,040	3,407
Interest expense, net of amounts capitalized	(9,075)	(9,204)	(9,741)
Equity in income (losses) of unconsolidated affiliates	362	169	142
Other income (expense), net	975	1,480	(2,862)
Income (loss) before income taxes	69,378	32,178	68,826
Provision (benefit) for income taxes	19,001	17,043	12,727
Net Income (Loss)	$50,377	$15,135	$56,099

Weighted average diluted shares outstanding	101,903	102,250	102,140
Diluted earnings (loss) per share	$0.49	$0.15	$0.55

The above Condensed Consolidated Balance Sheets and Condensed Consolidated Statements of Operations should be read in conjunction with the Company's latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

SEGMENT INFORMATION

	For the Three Months Ended
	Mar 31, 2025	Mar 31, 2024	Dec 31, 2024
	($ in thousands)
Subsea Robotics
Revenue	$205,976	$186,932	$212,190
Operating income (loss)	$59,632	$44,237	$63,526
Operating income (loss) %	29%	24%	30%
ROV days available	22,500	22,750	23,000
ROV days utilized	15,093	14,536	15,211
ROV utilization	67%	64%	66%

Manufactured Products
Revenue	$135,037	$129,453	$142,999
Operating income (loss)	$8,667	$13,190	$4,163
Operating income (loss) %	6%	10%	3%
Backlog at end of period	$543,000	$597,000	$604,000

Offshore Projects Group
Revenue	$164,941	$115,054	$184,386
Operating income (loss)	$35,666	$844	$39,313
Operating income (loss) %	22%	1%	21%

Integrity Management & Digital Solutions
Revenue	$71,418	$69,690	$75,062
Operating income (loss)	$3,462	$3,615	$2,025
Operating income (loss) %	5%	5%	3%

Aerospace and Defense Technologies
Revenue	$97,151	$97,963	$98,813
Operating income (loss)	$10,665	$12,808	$9,930
Operating income (loss) %	11%	13%	10%

Unallocated Expenses
Operating income (loss)	$(44,620)	$(38,001)	$(41,077)

Total
Revenue	$674,523	$599,092	$713,450
Operating income (loss)	$73,472	$36,693	$77,880
Operating income (loss) %	11%	6%	11%

The above Segment Information does not include adjustments for non-recurring transactions. See the tables below under the caption "Reconciliations of Non-GAAP to GAAP Financial Information" for financial measures that our management considers in evaluating our ongoing operations.

SELECTED CASH FLOW INFORMATION

	For the Three Months Ended
	Mar 31, 2025	Mar 31, 2024	Dec 31, 2024
	(in thousands)

Purchases of property and equipment	$26,088	$25,518	$61,023
Capitalized cloud-based service contract costs	1,727	—	—
Total Capital Expenditures	$27,815	$25,518	$61,023

Depreciation and Amortization:
Energy Services and Products
Subsea Robotics	$11,736	$12,810	$12,049
Manufactured Products	2,650	3,175	2,979
Offshore Projects Group	4,689	6,435	5,033
Integrity Management & Digital Solutions	1,730	1,259	1,615
Total Energy Services and Products	20,805	23,679	21,676
Aerospace and Defense Technologies	833	603	705
Unallocated Expenses	2,810	2,776	2,761
Total Depreciation and Amortization	$24,448	$27,058	$25,142

RECONCILIATIONS OF NON-GAAP TO GAAP FINANCIAL INFORMATION

In addition to financial results determined in accordance with U.S. generally accepted accounting principles ("GAAP"), this Press Release also includes non-GAAP financial measures (as defined under certain rules and regulations promulgated by the Securities and Exchange Commission). We have included Adjusted Net Income (Loss) and Diluted Earnings (Loss) per Share, each of which excludes the effects of certain specified items, as set forth in the tables that follow. As a result, these amounts are non-GAAP financial measures. We believe these are useful measures for investors to review because they provide consistent measures of the underlying results of our ongoing business. Furthermore, our management uses these measures as measures of the performance of our operations. We have also included disclosures of Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA), EBITDA Margins, 2024 Consolidated Adjusted EBITDA and Free Cash Flow, and 2025 Consolidated EBITDA and Free Cash Flow Estimates, as well as the following by segment: EBITDA, EBITDA Margins, Adjusted EBITDA, and Adjusted EBITDA Margins. We define EBITDA Margin as EBITDA divided by revenue. Adjusted EBITDA and Adjusted EBITDA Margins and related information by segment exclude the effects of certain specified items, as set forth in the tables that follow. Due to the forward-looking nature of EBITDA for the second quarter of 2025 and for the full year of 2025, we cannot reliably predict certain of the necessary line-items for the reconciliations to net income and, accordingly, have excluded such line-items in the reconciliation. EBITDA and EBITDA Margins, Adjusted EBITDA and Adjusted EBITDA Margins, and related information by segment are each non-GAAP financial measures. We define Free Cash Flow as cash flow provided by operating activities less organic capital expenditures (i.e., purchases of property and equipment other than those in business acquisitions). We have included these disclosures in this press release because EBITDA, EBITDA Margins, and Free Cash Flow are widely used by investors for valuation purposes and for comparing our financial performance with the performance of other companies in our industry, and the adjusted amounts thereof provide more consistent measures than the unadjusted amounts. Furthermore, our management uses these measures for purposes of evaluating our financial performance. Our presentation of EBITDA, EBITDA Margins, and Free Cash Flow (and the Adjusted amounts thereof) may not be comparable to similarly titled measures other companies report. Non-GAAP financial measures should be viewed in addition to and not as substitutes for our reported operating results, cash flows, or any other measure prepared and reported in accordance with GAAP. The tables that follow provide reconciliations of the non-GAAP measures used in this press release to the most directly comparable GAAP measures.

RECONCILIATIONS OF NON-GAAP TO GAAP FINANCIAL INFORMATION
(continued)

Adjusted Net Income (Loss) and Diluted Earnings (Loss) per Share (EPS)

	For the Three Months Ended
	Mar 31, 2025		Mar 31, 2024		Dec 31, 2024
	Net Income (Loss)	Diluted EPS	Net Income (Loss)	Diluted EPS	Net Income (Loss)	Diluted EPS
	(in thousands, except per share amounts)

Net income (loss) and diluted EPS as reported in accordance with GAAP	$50,377	$0.49	$15,135	$0.15	$56,099	$0.55
Pre-tax adjustments for the effects of:
Foreign currency (gains) losses	(1,050)		(2,197)		2,789
Total pre-tax adjustments	(1,050)		(2,197)		2,789

Tax effect on pre-tax adjustments at the applicable jurisdictional statutory rate in effect for respective periods	685		790		77
Discrete tax items:
Share-based compensation	(1,103)		(1,926)		(9)
Uncertain tax positions	(2,411)		(149)		2,744
Valuation allowances	(3,261)		4,571		(24,058)
Other	780		(2,336)		(182)
Total discrete tax adjustments	(5,995)		160		(21,505)
Total of adjustments	(6,360)		(1,247)		(18,639)
Adjusted Net Income (Loss)	$44,017	$0.43	$13,888	$0.14	$37,460	$0.37
Weighted average diluted shares outstanding utilized for Adjusted Net Income (Loss)		101,903		102,250		102,140

RECONCILIATIONS OF NON-GAAP TO GAAP FINANCIAL INFORMATION
(continued)

EBITDA and Adjusted EBITDA and Margins

	For the Three Months Ended
	Mar 31, 2025	Mar 31, 2024	Dec 31, 2024
	($ in thousands)

Net income (loss)	$50,377	$15,135	$56,099
Depreciation and amortization	24,448	27,058	25,142
Subtotal	74,825	42,193	81,241
Interest expense, net of interest income	5,431	6,164	6,334
Amortization included in interest expense	(1,556)	(1,479)	(1,555)
Provision (benefit) for income taxes	19,001	17,043	12,727
EBITDA	97,701	63,921	98,747
Adjustments for the effects of:
Foreign currency (gains) losses	(1,050)	(2,197)	2,789
Total of adjustments	(1,050)	(2,197)	2,789
Adjusted EBITDA	$96,651	$61,724	$101,536

Revenue	$674,523	$599,092	$713,450

EBITDA margin %	14%	11%	14%
Adjusted EBITDA margin %	14%	10%	14%

Free Cash Flow

	For the Three Months Ended
	Mar 31, 2025	Mar 31, 2024	Dec 31, 2024
	(in thousands)
Net Income (loss)	$50,377	$15,135	$56,099
Non-cash adjustments:
Depreciation and amortization	24,448	27,058	25,142
Other non-cash	14,429	2,682	(8,575)
Other increases (decreases) in cash from operating activities	(169,972)	(114,592)	55,711
Cash flow provided by (used in) operating activities	(80,718)	(69,717)	128,377
Purchases of property and equipment	(26,088)	(25,518)	(33,874)
Free Cash Flow	$(106,806)	$(95,235)	$94,503

RECONCILIATIONS OF NON-GAAP TO GAAP FINANCIAL INFORMATION
(continued)

2025 Consolidated EBITDA Estimates

	For the Three Months Ending
	June 30, 2025
	Low	High
	(in thousands)
Income (loss) before income taxes	$63,000	$72,000
Depreciation and amortization	25,000	26,000
Subtotal	88,000	98,000
Interest expense, net of interest income	7,000	7,000
Consolidated EBITDA	$95,000	$105,000

	For the Year Ending
	December 31, 2025
	Low	High
	(in thousands)
Income (loss) before income taxes	$254,000	$295,000
Depreciation and amortization	100,000	105,000
Subtotal	354,000	400,000
Interest expense, net of interest income	26,000	30,000
Consolidated EBITDA	$380,000	$430,000

2025 Free Cash Flow Estimate

	For the Year Ending
	December 31, 2025
	Low	High
	(in thousands)
Net income (loss)	$160,000	$190,000
Depreciation and amortization	100,000	105,000
Other increases (decreases) in cash from operating activities	(35,000)	(45,000)
Cash flow provided by (used in) operating activities	225,000	250,000
Purchases of property and equipment	(115,000)	(120,000)
Free Cash Flow	$110,000	$130,000

RECONCILIATIONS OF NON-GAAP TO GAAP FINANCIAL INFORMATION
(continued)

EBITDA and Adjusted EBITDA and Margins by Segment

	For the Three Months Ended March 31, 2025
	SSR	MP	OPG	IMDS	ADTech	Unallocated Expenses and other	Total
	($ in thousands)
Operating Income (Loss) as reported in accordance with GAAP	$59,632	$8,667	$35,666	$3,462	$10,665	$(44,620)	$73,472
Adjustments for the effects of:
Depreciation and amortization	11,736	2,650	4,689	1,730	833	2,810	24,448
Other pre-tax	—	—	—	—	—	(219)	(219)
EBITDA	71,368	11,317	40,355	5,192	11,498	(42,029)	97,701
Adjustments for the effects of:
Foreign currency (gains) losses	—	—	—	—	—	(1,050)	(1,050)
Total of adjustments	—	—	—	—	—	(1,050)	(1,050)
Adjusted EBITDA	$71,368	$11,317	$40,355	$5,192	$11,498	$(43,079)	$96,651

Revenue	$205,976	$135,037	$164,941	$71,418	$97,151		$674,523
Operating income (loss) % as reported in accordance with GAAP	29%	6%	22%	5%	11%		11%
EBITDA Margin	35%	8%	24%	7%	12%		14%
Adjusted EBITDA Margin	35%	8%	24%	7%	12%		14%

	For the Three Months Ended March 31, 2024
	SSR	MP	OPG	IMDS	ADTech	Unallocated Expenses and other	Total
	($ in thousands)
Operating Income (Loss) as reported in accordance with GAAP	$44,237	$13,190	$844	$3,615	$12,808	$(38,001)	$36,693
Adjustments for the effects of:
Depreciation and amortization	12,810	3,175	6,435	1,259	603	2,776	27,058
Other pre-tax	—	—	—	—	—	170	170
EBITDA	57,047	16,365	7,279	4,874	13,411	(35,055)	63,921
Adjustments for the effects of:
Foreign currency (gains) losses	—	—	—	—	—	(2,197)	(2,197)
Total of adjustments	—	—	—	—	—	(2,197)	(2,197)
Adjusted EBITDA	$57,047	$16,365	$7,279	$4,874	$13,411	$(37,252)	$61,724

Revenue	$186,932	$129,453	$115,054	$69,690	$97,963		$599,092
Operating income (loss) % as reported in accordance with GAAP	24%	10%	1%	5%	13%		6%
EBITDA Margin	31%	13%	6%	7%	14%		11%
Adjusted EBITDA Margin	31%	13%	6%	7%	14%		10%

`

RECONCILIATIONS OF NON-GAAP TO GAAP FINANCIAL INFORMATION
(continued)

EBITDA and Adjusted EBITDA and Margins by Segment

	For the Three Months Ended December 31, 2024
	SSR	MP	OPG	IMDS	ADTech	Unallocated Expenses and other	Total
	($ in thousands)
Operating Income (Loss) as reported in accordance with GAAP	$63,526	$4,163	$39,313	$2,025	$9,930	$(41,077)	$77,880
Adjustments for the effects of:
Depreciation and amortization	12,049	2,979	5,033	1,615	705	2,761	25,142
Other pre-tax	—	—	—	—	—	(4,275)	(4,275)
EBITDA	75,575	7,142	44,346	3,640	10,635	(42,591)	98,747
Adjustments for the effects of:
Foreign currency (gains) losses	—	—	—	—	—	2,789	2,789
Total of adjustments	—	—	—	—	—	2,789	2,789
Adjusted EBITDA	$75,575	$7,142	$44,346	$3,640	$10,635	$(39,802)	$101,536

Revenue	$212,190	$142,999	$184,386	$75,062	$98,813		$713,450
Operating income (loss) % as reported in accordance with GAAP	30%	3%	21%	3%	10%		11%
EBITDA Margin	36%	5%	24%	5%	11%		14%
Adjusted EBITDA Margin	36%	5%	24%	5%	11%		14%